UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported)
April 30, 2014

PRO-DEX, INC.
(Exact name of registrant as specified in its charter)

COLORADO	0-14942	84-1261240
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2361 McGaw Avenue
Irvine, Ca. 92614
(Address of principal executive offices, zip code)

(949) 769-3200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events

Press Release Announcing Completion of Rights Offering

On May 1, 2014, Pro-Dex, Inc. (the “Company”) issued a press release to publicly announce the final results of its previously announced rights offering (the “Rights Offering”).

The Rights Offering was made through the Company’s distribution to its existing shareholders as of March 20, 2014, the Record Date, of non-transferable subscription rights to purchase their pro rata portion of newly issued shares of common stock at a subscription price of $1.90 per share. The subscription period commenced on March 24, 2014 and expired on April 25, 2014.

The Company raised $1.65 million, before expenses, through shareholder subscriptions for 868,732 shares of common stock, representing a 59% participation rate. Of the total amount of shares to be issued, an aggregate of 473,420 shares will be issued to AO Partners I, LP (“AO Partners”) and Farnam Street Partners, L.P. (“Farnam Street Partners”), the Company’s two largest shareholders, who each exercised its full pro-rata allotment of rights in the offering. AO Partners, LLC is the General Partner of AO Partners, and Nicholas J. Swenson, a director of the Company, is the Managing Member of AO Partners. Raymond E. Cabillot, also a director of the Company, is the CEO of Farnam Street Partners. The remaining 395,312 shares will be issued to 178 other shareholders that participated in the rights offering.

The shares of the Company’s common stock subscribed for in the rights offering will be issued to shareholders as promptly as practicable. The rights offering was made pursuant to a Registration Statement on Form S-3 that was filed with the Securities and Exchange Commission (“SEC”) and became effective on March 21, 2014, and by means of the prospectus that was filed with the SEC on March 24, 2014.

A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

Exhibit 99.1	Press Release dated May 1, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 1, 2014	Pro-Dex, Inc.

	By:	/s/ Harold A. Hurwitz
Harold A. Hurwitz
Chief Executive Officer